Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Form S-1 Registration Statement of Canyon Gold Corp. of our report dated July 20, 2012,  which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, related to our audit of the consolidated financial statements of Canyon Gold Corp. (an exploration stage company) as of April 30, 2012 and 2011, and for the years then ended, and for the period from inception on July 8, 2008 through April 30, 2012.

We also consent to the reference to our firm under the captions "Experts," and all other references to our firm included in this Amendment No. 3 to Form S-1 Registration Statement.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
July 20, 2012